ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 8th day of January, 2001 by and among CARD GUARD TECHNOLOGIES, INC., a Delaware corporation (the "Purchaser"), MATRIA HEALTHCARE, INC., a Delaware corporation ("Matria"), and QUALITY DIAGNOSTIC SERVICES, INC., a Delaware corporation ("QDS" or the "Seller").

                                   BACKGROUND:

     A. The Seller is engaged in the business of providing telemedicine heart monitoring and recording and related services (the "Business").

         B. Subject to the terms and conditions contained herein, as set forth in this Agreement, the Seller sells to Purchaser, and Purchaser purchases from the Seller, as of the Closing Date (as defined in Section 2.1), the Business as a going concern together with substantially all of the Seller's assets (other than cash and accounts receivable).

     C. It is the intent of the parties that this Agreement reflect and document the terms of the above transfer of the Business and the assets of the Business from the Seller to the Purchaser as of the Closing Date.

         NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       PURCHASE AND SALE OF ASSETS.
                  ---------------------------

         1.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, QDS hereby sells, conveys and delivers to Purchaser, and Purchaser hereby purchases from QDS, as of the Closing Date, all the "Assets" (as defined in Section 1.2 hereof), free and clear of any and all liens, charges, security interests, mortgages, claims and encumbrances of any kind (each a "Lien"), other than the Liens listed on Schedule 1.1 hereto (the "Permitted Liens") and subject only to specified liabilities as described in
Section 1.4 herein.

         1.2 Assets. For purposes of this Agreement, "Assets" means all assets, properties and rights of QDS, other than the "Excluded Assets" (as defined in Section 1.3 hereof). Without limiting the generality of the foregoing, Assets includes the following assets of QDS, except to the extent that such assets are Excluded Assets:

     (a) the Business as a going concern and the goodwill pertaining thereto;

     (b) all machinery, equipment, supplies, inventories, computer equipment, office equipment, furniture, vehicles and other personal property;

     (c) all copyrightable works, copyrights, trademarks, service marks, logos, trade dress, trade names, patents, patent applications, processes, inventories, computer programs, trade secrets, confidential business information, goodwill and other intellectual property (and any applications for any of the above) owned, used or held for use by QDS and all of QDS's rights in and to any QDS intellectual property licensed to QDS by third parties, including, without limitation, the names "Quality Diagnostic Services" and "QDS" and all of Seller's rights under confidentiality, assignment of inventions and other similar rights, agreements and undertakings of any person, including, without limitation, under Seller's policies (collectively, "Intellectual Property");

     (d) all notes receivable and all documents, records and other agreements relating thereto, including, without limitation, (i) that Note, dated August 23, 2000, in the principal amount of $108,000, issued by Telemed Technologies International in favor of Quality Diagnostic Services, Inc. and (ii) that Note, dated November 15, 2000, in the principal amount of $100,000, issued by Telemed Technologies International in favor of Quality Diagnostic Services, Inc.

     (e) to the extent assignable, all licenses, franchises, approvals, permits, registrations and other similar rights obtained from governmental agencies or authorities (and all applications therefor), other than Medicare or Medicaid provider numbers;

     (f) all of QDS's rights under all contracts, open purchase orders (i.e., any purchase orders listed or described therein (or any additional purchase orders issued after December 31, 2000 and prior to the Closing Date for an aggregate amount not to exceed $40,000) for which the ordered supplies were not delivered or with respect to which invoices were not received for as of the Closing Date), agreements, covenants, options, leases, guaranties and other similar arrangements (whether oral or written) listed on Schedule 1.2(f) hereof;

     (g) all prepaid property and expenses and ad valorem taxes, interest and other expenses;

     (h) all medical equipment and monitors;

     (i) all telephone and facsimile numbers, to the extent assignable, and all domain names owned by or to which Seller has any rights;

     (j) all catalogs, brochures, customer lists, files, training materials, marketing materials, and other books and records;

     (k) all non-compete, non-solicitation and confidentiality agreements with any person to the extent assignable;

     (m) all claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment against any other person or entity, including, without limitation, Purchaser or any of its affiliates (other than those arising under this Agreement or any agreement ancillary hereto); and

     (n) all Assets purchased or received by QDS in the ordinary course of the Business, during the period from the date hereof through the Closing Date (the "Interim Period").

         1.3 Excluded Assets. Only the assets of QDS as set forth on Schedule 1.3A, including, without limitation, all cash and accounts receivable and all documents, records and other agreements relating thereto (the "Excluded Assets"), are retained by QDS and not sold to Purchaser pursuant to this Agreement.

         1.4 Assumed Liabilities. Upon the terms and subject to the conditions contained herein, at the "Closing" (as defined in Section 2.1 hereof) Purchaser shall execute and deliver to the Seller the "Assumption Agreement" (as defined in Section 2.3(b) hereof), pursuant to which Purchaser assumes and agrees to perform and discharge the following debts, liabilities and obligations of Seller (collectively, the "Assumed Liabilities"), as of the Closing:

                  (a) all debts, liabilities and obligations arising after the Closing Date under the contracts and open purchase orders (i.e., any purchase orders listed or described therein (or any additional purchase orders issued after December 31, 2000 and prior to the Closing Date for an aggregate amount not to exceed $40,000) for which the ordered supplies were not delivered or with respect to which invoices were not received for as of the Closing Date) for which the ordered supplies were not delivered or with respect to which invoices were not received for as of the Closing Date) assigned to Purchaser pursuant to
Section 1.2(f) and listed and described on Schedule 1.2(f) (but excluding any liabilities or obligations under such contracts arising from any acts or omissions occurring prior to or on the Closing Date), including, without limitation, the Seller's obligations to provide heart monitoring services thereunder; and

                  (b) trade payables and accrued vacation pay and sick leave payable by Seller to only the employees hired by Purchaser pursuant to Section
5.2 hereof, all as described in the unaudited balance sheet of QDS dated as of November 30, 2000 (the "November 30 Balance Sheet"; and the "Balance Sheet Date") and as such may be incurred in the ordinary course of the Business from the Balance Sheet Date and until the Closing Date but specifically excluding any liabilities listed as Excluded Liabilities in Sections 1.5(a) through 1.5(s) hereof.

         1.5 Excluded Liabilities. Notwithstanding anything else contained herein to the contrary, all liabilities and obligations of Matria or the Seller (whether known or unknown, liquidated or unliquidated, contingent or fixed) other than the Assumed Liabilities (collectively, the "Excluded Liabilities") shall remain the liabilities and obligations of Matria and Seller, respectively, and are not assumed by Purchaser pursuant hereto (regardless of whether any such liabilities or obligations are disclosed in this Agreement). Seller hereby agrees that it shall fully and timely pay, perform and discharge all of its Excluded Liabilities in accordance with their respective terms. Without limiting the generality of the foregoing, Excluded Liabilities include the following, whether or not reflected on the November 30 Balance Sheet:

     (a) any  liability or  obligation  arising under any contract not listed on
Schedule 1.2(f) hereof;

     (b) any liability or obligation related to the Excluded Assets;

     (c) any liability or obligation to any employee or independent contractor sales representative (or former employee or independent contractor sales representative) of Matria or Seller (including, without limitation, any liability or obligation arising out of any person's employment/contracting or termination of employment or contract) except as described in Sections 1.4 and 5.3(a) (including, without limitation, any commission or other payments concerning any revenues received or to be received by Seller or booked prior to the Closing) and any liability or obligation of Matria or Seller under any Benefit Plan or with respect to any worker's compensation claims arising out of any injury sustained or occupational disease contracted prior to the Closing Date;

     (e) any liability or obligation under any litigation, arbitration, investigation or other proceeding brought against Seller with respect to any matter occurring prior to the Closing Date (regardless of whether it is pending as of or has been threatened or asserted prior to the Closing Date), including, without limitation, the lawsuits entitled Health Monitoring Services of America, Inc. vs. Matria Healthcare, Inc., Quality Diagnostic Services, Inc., Endeavor Technology, Inc. and Kim Erickson (No. 2000-29751); and the EEOC claims entitled Mrs. Drema K. Hutson vs. Matria Healthcare, Inc. (No. 110A03589); and Michelle
L. Klinger vs. Matria Healthcare, Inc. (No. 110A03618) and the matters described in Schedule 3.13 herein (collectively, the "Lawsuits");

     (f) any liability or obligation for any income taxes owed by Matria or Seller (including, without limitation, for any revenues of the Business during the Interim Period) and any liability or obligation for any sales, use or other taxes arising in connection with the consummation of the transactions contemplated by this Agreement;

     (g) any tax liability that may be imposed, with respect to the Assets, by any federal, state or local government on the ownership, sale, operation or use of the Assets, relating to any period ending on or before the Closing Date;

     (h) any liability or obligation of Seller relating to any breach of contract, breach of warranty, tort, infringement or violation of law;

     (i) any liability or obligation payable to Matria or any other affiliate of Seller (including, without limitation, the amount of $3,152,000 which is reflected as the "Intercompany" line item on the November 30 Balance Sheet);

          (j) any liability or obligation of Matria or Seller to indemnify any person by reason of the fact that such person was an employee, officer, director or agent of Matria or Seller (or such person was serving as an employee, officer, director or agent of any other entity at the request of Matria or Seller) prior to the Closing Date;

          (k) any liability or obligation of Matria or Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

          (l) any liability, obligation, guarantee or undertaking of Matria or Seller relating to any debt of Matria or Seller;

          (m) any liability or obligation of Matria or Seller relating to (i) that certain Lease by and between Parkway 75 Office Associates, Ltd. and Healthdyne, Inc. dated May 2, 1986, as amended, for the premises located at 1850 Parkway Place, Marietta, Cobb County, Georgia; and (ii) that certain Lease by and between Matria Healthcare, Inc. and David L. Kuniansky, Amy Kuniansky and Clark and Douglas S. Kuniansky dated April 5, 1996, for the premises located at number 1210-A Kennestone Circle, Cobb County, Georgia;

          (n) any liability or obligation of Matria or Seller to Cardiocomm Solutions, Inc. pursuant to the Software License and Modification Agreement dated April 12, 2000, or otherwise;

          (o) any liability covered by insurance maintained by Matria or Seller immediately prior to the Closing Date, to the extent of such coverage;

          (p) any amounts due by Seller to Card Guard USA, Inc. or the Instromedix Division of Card Guard Technologies, Inc. (such amounts hereinafter referred to as the "Purchaser Payables");

          (q) any liability or obligation to provide any loan or any other funding to Telemed Technologies International or any of its divisions
     ("Telemed") and any liability or obligation arising out of Matria's or Seller's relationship with Telemed or out of any events occurring prior to the Closing pursuant to or in connection with the Joint Development Marketing and Program Administration Agreement between Seller and Telemed, dated February 4, 2000 (the "Telemed Agreement"), including, without limitation, the non-performance of Seller's obligations thereunder (all such liabilities and/or obligations, collectively, the "Telemed Liabilities"), except that if Matria or Seller shall make any loan to Telemed between the date hereof and the Closing Date, Purchaser shall assume Matria's or Seller's position as creditor under such loan and shall reimburse Matria or Seller for any such amount loaned, up to an aggregate maximum of $150,000;

          (r) any liability or obligation payable to Matria or any other affiliate of Seller; and

          (s) any other liability or obligation of Seller not specifically set forth in Section 1.4 hereof.

         1.6 Procedures for Assets Not Transferable. Seller and Matria shall use all reasonable business efforts to obtain at the earliest practicable date, by instruments in form and substance reasonably satisfactory to Purchaser, all approvals and consents without any conditions materially adverse to Purchaser or material obligations imposed on Purchaser not specified in the agreement for which consent is being obtained, required for the transfer to Purchaser of the Assets set forth on Schedule 3.2. Such efforts shall include contacting and facilitating the communications between any parties to such contracts and Purchaser (except if the relationship with such party is managed by any employee of QDS hired by Purchaser) and preparing and sending the relevant documentation required for such approvals and consents. If any of the contracts or other property or rights included in the Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some other person or entity and such consents are not obtained by Seller by the Closing Date, Seller shall notify Purchaser thereof at the Closing or by indicating such fact on a Schedule to the Agreement. With respect to any such required consent not obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and Purchaser shall not assume such Seller's obligations thereunder. Instead, Seller and Matria shall use all reasonable efforts to obtain any such required consents not previously obtained as soon as reasonably possible after the Closing.

         1.7 Purchase Price. Subject to the terms and conditions contained herein, at the Closing Purchaser shall pay to Seller an aggregate purchase price for the Assets in the amount of $18,000,000 less the Net Book Value of the assets listed on Schedule 1.3A (20) attached herein as of the Closing Date (the "Purchase Price"), subject to any adjustments as described in Section 1.8 herein, all in accordance with Section 2.3(a) hereof. The Purchase Price shall be paid by (i) cancellation of any outstanding Purchaser Payables, whether or not payments are due at such time; and (ii) cash.

         1.8      Closing Date Adjustments.
                  ------------------------

                  (a) Within 30 days following the Closing Date, (i) Purchaser shall inform Seller in writing ("Purchaser's Adjustment Letter") of the aggregate amount (the "Purchaser's Adjustment") that Purchaser believes represents the value of (x) Assets not assigned to Purchaser at Closing, not retained in the Business or not used in the ordinary course of the Business (other than contracts and agreements that were not assigned to Purchaser at Closing due to the absence of third party consent to such assignment); and (y) Assets transferred by Seller, during the Interim Period, otherwise than in the ordinary course of the Business.

                  (b) Within 5 days following the receipt by Seller of Purchaser's Adjustment Letter, Seller shall pay to Purchaser the amount of all undisputed Purchaser's Adjustment (or transfer to Purchaser any such disputed assets) and shall object in writing as to any items thereon with which Seller disagrees.

                  (c)  In  the  event  of  a  dispute  or  disagreement  between
Purchaser and Seller as to any portion of the Purchaser's Adjustment which Purchaser and Seller are unable to resolve either Purchaser or Matria may elect that the items remaining in dispute be submitted for resolution to Deloitte & Touche LLP or such other national independent certified public accounting firm selected by mutual agreement of Purchaser and Matria (the member of which who will be primarily responsible for resolving such dispute will have had substantial audit experience and substantial experience in arbitration or other dispute resolution proceedings concerning accounting issues) (the "Accountants"). The Accountants will, within 30 days after submission, determine, based solely on presentations by Purchaser and Matria and not by independent review, and render a written report to the parties upon such remaining disputed items and the resultant calculation of the Purchaser's Adjustment in accordance with the provisions hereof, and such determination will be final, binding and conclusive on the parties hereto. In resolving any disputed item, the Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and disbursements of the Accountants will be paid equally by the Purchaser and Matria. Purchaser and Matria hereby agree to cooperate and work in good faith and as expeditiously as reasonably possible to resolve any and all disputes and disagreements.

                  (d) Upon resolution of any disagreements with respect to Purchaser's Adjustment, Seller shall pay to Purchaser the amount of any disputed Purchaser's Adjustment determined to be correct pursuant to Section 1.8(c) above.

         2.       THE EXECUTION.
                  -------------

         2.1 Place of Closing. Subject to the satisfaction of the conditions set forth in Section 6 hereof, the closing of the transactions contemplated hereby (the "Closing") shall occur on February 1, 2001 or at such other time, place or date agreed upon by the parties herein (the "Closing Date") at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, 10036 but in no event later than February 15, 2001. If the Closing shall not occur prior to February 15, 2001 either party may terminate this Agreement.

       2.2 Deliveries by Seller and Matria. At the Closing, Seller shall deliver to Purchaser the following:

                  (a) a Bill of Sale and Assignment (the "Bill of Sale"), substantially in the form attached hereto as Exhibit A, and such other assignments and other instruments of transfer and conveyance necessary or appropriate to transfer and assign the Assets, free and clear of any and all liens, charges, security interests, mortgages, claims and encumbrances other than the Permitted Liens to Purchaser, on the Closing Date;

                  (b) an opinion of Troutman, Sanders, LLP, counsel to Seller and Matria, dated as of the Closing Date, addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, addressing such matters as the Purchaser may reasonably request;

                  (c) a copy of resolutions of the board of directors of Seller and Matria authorizing the execution, delivery and performance of this Agreement and any ancillary agreements by Seller and Matria, and a certificate of the secretary or an assistant secretary of Seller and Matria, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (d)      the certificates referred to in Section 6.1(e);

                  (e)  a  Noncompetition  and  Nonsolicitation   Agreement  (the
"Noncompetition and Nonsolicitation Agreement"), substantially in the form attached hereto as Exhibit B, executed by each of Seller and Matria;

                  (f) a Transition Services Agreement (the "Transition Services Agreement"), substantially in the form attached hereto as Exhibit C, executed by each of Seller and Matria;

                  (g) each of the SubLease and the SubLease (Warehouse Space) agreements between Matria and Purchaser (collectively, the "SubLease Agreements"), substantially in the form attached hereto as Exhibits D1 and D2, executed by Matria;

                (h) the Financial Statements (as defined in Section 3.3 herein);

                    (i) the "Disclosure Letter" (as defined in Section 3 hereof); and

                    (j)  such  other   certificates   or  documents   reasonably
               requested by Purchaser.

         2.3 Deliveries of Purchaser. At the Closing, Purchaser shall deliver to Matria and the Seller the following (each of which shall be in form and substance reasonably satisfactory to Seller):

                  (a) an amount equal to the Purchase Price less the Net Book Value of the assets listed on Schedule 1.3A (20) as of the Closing Date (the amount of which shall be delivered to Purchaser by Seller at least two days prior to the Closing) less the Purchaser Payables, via wire transfer of immediately available funds to such bank accounts as Seller has instructed Purchaser in writing at least two days prior to the Closing;

                    (b) an Assumption  Agreement (the  "Assumption  Agreement"),
               substantially   in  the   form   attached   hereto   as   Exhibit
               E, executed by Purchaser;

                  (c) a copy of resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and any ancillary agreements by Purchaser, and a certificate of the secretary or an assistant secretary of Purchaser, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (d)      the certificate referred to in Section 6.2(d);

                  (e)  the Transition Services Agreement executed by Purchaser;

                  (f)      the SubLease Agreements executed by Purchaser;

                  (g) an opinion of Proskauer Rose LLP, counsel to Purchaser, dated as of the Closing Date addressed to Seller, in form and substance reasonably satisfactory to Seller, addressing such matters as the Seller may reasonably request; and

                    (h)  such  other   certificates   or  documents   reasonably
               requested by Matria and the Seller.

         3. REPRESENTATIONS AND WARRANTIES OF MATRIA AND QDS. Each of the following representations and warranties is qualified by the disclosure letter, dated as of the date hereof, as such may be updated prior to the Closing for any changes occurring from the date hereof and until the Closing Date (the "Disclosure Letter"), delivered to Purchaser by Seller at the Closing. Matria and Seller hereby, jointly and severally, represent and warrant, as of the date hereof and as of the Closing Date, to Purchaser as follows:

         3.1 Organization and Qualification. Matria and Seller are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have the full corporate power and authority to own, lease and operate their properties as they now do and to carry on their businesses as they are presently being conducted. Seller's failure to be duly qualified as a foreign corporation to do business, and to be in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, will not and could not have a "Material Adverse Effect." As used in this Agreement, the term "Material Adverse Effect" shall mean a material adverse effect on the Business, financial condition, results of operations, properties, assets or liabilities of the Seller taken as a whole, or on the ability of the Seller to enter into this Agreement and perform its obligations hereunder.

         3.2 Authority Relative to this Agreement. Each of Matria and the Seller has the requisite corporate power and authority to enter into this Agreement, the Noncompetition and Nonsolicitation Agreement, the Transition Services Agreement and the SubLease Agreements (collectively, and together with any certificates, exhibits and schedules herein and therein, the "Transaction Documents") and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of Matria and the Seller, and no other corporate proceedings on the part of Matria or Seller are necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly executed and delivered by each of Matria and the Seller and constitute the legal, valid and binding obligation of each of such entities, enforceable in accordance with their terms. Except as set forth in the Disclosure Letter, neither Matria nor the Seller is subject to or obligated under any provision of (a) its respective Certificates of Incorporation or Bylaws, (b) any contract to which it is a party or by which it is bound, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or agreement or any encumbrance on any of its assets would be created or suffered by its execution and performance of this Agreement or the other Transaction Documents, except (as to clauses (b), (c) or (d) above) where such breach, violation, right of termination or acceleration, or encumbrance, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, neither the execution of the Transaction Documents nor the consummation of the transactions contemplated herein and therein will require the consent or approval of or registration or filing with any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, other than where the failure to obtain such consents or approvals or to make any such registration or filing would not have individually or in the aggregate a Material Adverse Effect on or prevent or materially delay Matria or Seller from performing its obligations under this Agreement. Schedule 3.2 attached hereto and made a part hereof, lists all of the contracts, agreements, covenants, options, leases, guaranties and other similar arrangements (whether oral or written) which require the consent of any party thereto or any other third party, to assign such contracts to Purchaser pursuant to the terms of this Agreement.

         3.3 Financial Statements. The (i) unaudited balance sheet, earnings statement and statement of cash flows of QDS as of and for the six months ended December 31, 1998, and the years ended December 31, 1999 and December 31, 2000 (such financial statements, together with the November 30 Balance Sheet, being hereinafter referred to, collectively, as the "Seller Financial Statements");
(ii) audited consolidated financial statements of Matria as of and for the years ended December 31, 1998 and December 31, 1999; and (iii) the November 30 Balance Sheet (collectively, the "Financial Statements") (a) were or will be prepared in accordance with GAAP applied on a consistent basis (except as noted therein and except that the Seller Financial Statements do not and will not contain any notes, do not and will not include allocations of assets and services provided by Matria and do not and will not include accruals of vacation, sick leave or group health costs and the November 30 Balance Sheet does not reflect usual quarterly and year-end adjustments.); (b) fairly present or will present the assets, liabilities and financial position of the Seller as of their respective dates, and the results of the Seller's operations and the sources and uses of funds for the periods then ended, except as shown in the Disclosure Letter with regard to subsequently discovered liabilities and except that the Seller Financial Statements do not and will not contain any notes, do not and will not include allocations of assets and services provided by Matria and do not and will not include accruals of vacation, sick leave or group health costs and the November 30 Balance Sheet does not reflect usual quarterly and year-end adjustments. The Disclosure Letter contains a complete and correct copy of the Financial Statements other than the balance sheet, earnings statement and statement of cash flows of QDS as of and for the year ended December 31, 2000 which shall be delivered to Purchaser on or prior to Closing. During the Interim Period, each of Matria and the Seller shall maintain its books and records related to the Business in the usual, regular and ordinary course of the Business on a basis consistent with past practices.

                    3.4 Absence of Certain Events. Except as set forth in the Disclosure Letter, there has not been since November 30, 2000:

                  (a) any adverse change in the Business or in the financial condition, assets, liabilities, earnings or results of operations of the Business or the Seller that constitutes a Material Adverse Effect;

                    (b) any damage, destruction or casualty loss (whether or not covered by insurance) that constitutes a Material Adverse Effect;

                    (c) any material change in the accounting methods or business practices followed by the Seller or Matria (with respect to the Seller);

                    (d) any direct or indirect  redemption  or purchase or other acquisition by the Seller of any shares of its capital stock or any acquisition or proposed acquisition of real property by Seller;

                    (e) any declaration, setting aside or payment of any dividend or distribution (other than cash) by Seller with respect to its capital stock;

                  (f) any increase in any manner of the benefits or other compensation of any of Seller's employees except normal increases in accordance with established prior practice; any payment or agreement to pay any pension, retirement or severance allowance not required by any existing plan or agreement to any current or former officer or employee of Seller; or any amendment to any employment agreement or any incentive compensation, profit sharing, stock purchase, stock option, stock appreciation rights, savings, consulting, deferred compensation, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any current or former officer or employee of Seller;

                  (g) any sale, transfer, lease, assignment or other disposition by Seller of any of its property, or any tangible or intangible asset used in the operation of the Business, to any other person or entity, except in the ordinary course of the Business;

                    (h) any  amendment or  termination  of any material  oral or written contract, agreement or license to which Seller is a party or by which it is bound;

                  (i)      any revaluation by Seller of any of its Assets;

(j)      any mortgage, pledge, or other encumbrance of any of the Assets

                    (k) any  incurrence of any material  liability or obligation not in the ordinary course of business; or

                    (l) any  agreement  (oral or written) by Seller to do any of the things described in this Section 3.4.

3.5      Accounts Receivable; Accounts Payable.
----------------------------------------------

                  (a) The accounts receivable and accounts payable shown on the November 30 Balance Sheet (as the same have changed since the date thereof) represent sales made or services provided and expenses incurred in the ordinary course the Business consistent with past practices. Except as set forth in the Disclosure Letter, none of such accounts receivable is the subject of a pledge or assignment to secure debt, is subject to any Liens, or has been placed for collection with any attorney or collection agency or similar individual or firm. Except as set forth in the Disclosure Letter, to the "Knowledge" (as defined in Section 8.13 hereof) of Matria or the Seller, no referral source or payor accounting for more than 2.5% of the Seller's total revenues during calendar year 2000 (i) has expressed dissatisfaction with the services of the Seller, other than those types and immaterial amounts of complaints incurred in the ordinary course of the Business or (ii) has expressed an intent to reduce materially its business with the Seller or that any such referral source or payor will be unable to pay for its purchases.

                  (b) Schedule 3.5 includes a break-down of Seller's revenues during the period between January 1, 2000 and November 30, 2000 between (i) Medicare; (ii) Medicaid; (iii) revenues received from persons with which an agreement (listed on Schedule 1.2(f)) exists; and (iv) all other persons.

         3.6 No Undisclosed Liabilities. Except as set forth in the Disclosure Letter or as may have been or may be incurred in the ordinary course of business between the Balance Sheet Date and the Closing Date, or as reflected in or provided for in the Financial Statements (in each case, as of the date of each Financial Statement), the Seller has no debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which individually or in the aggregate are material to the financial condition, assets, liabilities, earnings, or results of operations of the Business.

         3.7 Litigation. Except as set forth in the Disclosure Letter, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the Knowledge of Matria or Seller, threatened by or against (i) Seller or against (ii) any of Seller's affiliates, employees or consultants relating to the Business or the transactions contemplated hereby, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Seller.

         3.8 Title to Properties and Sufficiency of Assets. Except as set forth in the Disclosure Letter, Seller has good and marketable title to all of the Assets, free and clear of all Liens other than Permitted Liens. Except as set forth on the Disclosure Letter, the Assets, together with the Excluded Assets, constitute all of the assets necessary to conduct the Business as such Business was conducted prior to and is conducted as of the date hereof, and only the Assets and Excluded Assets are reflected on the November 30 Balance Sheet. The Disclosure Letter sets forth all capital expenditures that, to the Knowledge of Matria or Seller, are necessary in the next 12 months in order to operate the Business as currently conducted and as currently proposed to be conducted.

3.9 Condition of Tangible Property. Except as set forth in the Disclosure Letter, all real and personal property, equipment and other tangible property included in the Assets is in good repair and operating condition (normal wear and tear excepted).

3.10 Information Technology System. The Seller is currently using the PaceArt and AS-400 Information Technology Systems. Except as set forth on the Disclosure Letter, such information technology systems are in good repair and operating condition and provide the Seller with all Information Technology services and functions necessary to operate the Business as such Business is conducted as of the date hereof and as currently proposed to be conducted.

         3.11 Lease of Real and Personal Property. Seller does not lease from or to any person, any real property. The Disclosure Letter sets forth a list of all leases pursuant to which Seller leases, as lessee, personal property for use in its Business and which either (i) are or should have been reflected as liabilities on the November 30 Balance Sheet or (ii) provide for annual rental payments in excess of $1,000 per annum. Except as set forth in the Disclosure Letter, as to all leases listed in the Disclosure Letter, the Seller (A) has performed all material obligations required to be performed by it prior to the date hereof and (B) is not in default or, to its Knowledge, alleged to be in default. To the Knowledge of Matria and the Seller, there exists no material default, or any event which upon the giving of notice or passage of time would give rise to any material default, in the performance of any obligation to be performed by any other party to any of such leases.

         3.12 Intellectual Property. All patents, copyrights, trademarks, service marks, trade names or other registrable intellectual property owned, used or held for use by QDS or any of its affiliates in connection with the Business are listed in the Disclosure Letter. Except as set forth in the Disclosure Letter, Seller owns or has the right to use the Intellectual Property in the manner used or contemplated to be used by it in the Business; there are no pending or, to Matria's or Seller's Knowledge, threatened claims or proceedings against Matria or Seller asserting that Seller's use of any Intellectual Property infringes the rights of any other person or entity; Seller has no Knowledge of any use by it that may, with notice or passage of time, give rise to such a claim; and Seller has not licensed or otherwise assigned any rights in or to the Intellectual Property used in the Business to any other person or entity. The Intellectual Property comprises all intellectual property rights needed to operate the Business as such Business was operated prior to and is operated as of the date hereof. Each of Matria and the Seller has taken all reasonable precautions to protect all confidential information and trade secrets of the Business.

         3.13 Governmental Authorization and Compliance With Laws. The Seller has complied in a timely manner with all laws and governmental regulations and orders relating to any of the Assets, or applicable to the Business, including, but not limited to, the healthcare, insurance, labor, equal employment opportunity, occupational safety and health, environmental, hazardous or medical waste disposal and antitrust laws, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. Seller has not been charged or received any inquiries, except as set forth in the Disclosure Letter, in or relating to any violations of any state or federal statute or regulation involving fraudulent or abusive practices relating to its reimbursement from third party payors or its participation in state or federally sponsored reimbursement programs, including but not limited to fraudulent billing practices, nor, to the Knowledge of Matria or Seller, has Seller been investigated for such violations. Except as set forth on Schedule 3.13, no significant amount of funds are now or are expected by Matria or the Seller to be withheld by any Medicare or Medicaid carrier, state agency or third party payor, other than pursuant to practices or policies of applicability to multiple parties within the industry.

         3.14     Licenses and Permits.
                  --------------------

                  (a) QDS has obtained all licenses and permits necessary to conduct the Business and to own and operate its assets and such licenses and permits are valid and in full force and effect except where the failure to obtain such licenses and permits would not individually or in the aggregate have a Material Adverse Effect. QDS has all supplier numbers and authorizations necessary to receive payment for its services from and covered by Part B of the Medicare Program ("Medicare Authorizations"). No defaults or violations exist or have been recorded in respect of any license or permit of QDS other than defaults or violations which would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect. No proceeding is pending or, to the best Knowledge of Matria and the Seller, threatened, looking toward the revocation, limitation or non-renewal or otherwise in connection with any such license, permit or Medicare Authorizations, except for pending or threatened proceedings that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) The Seller has delivered or made available for inspection to Purchaser a true and complete list of each such license and permit, and each pending application for any license or permit, relating to the Business. All of such pending applications are in good standing and, to the Knowledge of the Seller, without challenge of any kind, and each statement, application and other document submitted or filed by Matria, on behalf of Seller, or Seller to or with any federal, state or other governmental agency or authority, or to or with any other person or entity, for purposes of obtaining a new or renewed license, permit or Medicare Authorization of any type described in this Section 3.14 in connection with the transactions contemplated hereby is true and complete, and except as set forth in the Disclosure Letter, none of the rights of Seller under any license, permit or Medicare Authorization will be impaired by the consummation of the transactions contemplated hereby, except, as to the foregoing matters, for such challenges, incompletenesses or inaccuracies, nondisclosures or impairments which do not relate to the Business or which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (c) Neither Seller nor Matria, as with respect to the Business, has received any written notice from and has not been made a party to any proceeding brought by any governmental authority alleging that (i) it is, or may be in violation of, any such law, governmental regulation or order, (ii) it must change any of its business practices to remain in compliance with such law, governmental regulation or order, (iii) it has failed to obtain any license, permit or Medicare Authorization required for the conduct of its business, or
(iv) it is in default under or violation of any license, permit or Medicare Authorization.

         3.15 Benefit Plans. The Disclosure Letter contains a true and complete list of each pension, retirement, savings, profit sharing, deferred compensation, incentive compensation, bonus, stock option, severance or termination pay, medical, dental, life or other insurance, disability plan or other employee benefit plan or program, agreement or arrangement maintained, sponsored or contributed to by Seller (or by Matria) covering employees of Seller, former employees of Seller, or directors or former directors of Seller (including, but not limited to, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all of the foregoing being herein called "Benefit Plans." With respect to the Benefit Plans, individually and in the aggregate, Seller has made available to Purchaser a true and correct copy or description of: (a) the most recent annual report (Form 5500) filed with the IRS, if any, (b) such Benefit Plan, (c) any summary plan description relating to such Benefit Plan, (d) each trust agreement and group annuity contract, if any, relating to such Benefit Plan, and (e) the most recent actuarial report or valuation relating to each Benefit Plan subject to Title IV of ERISA (if any).

         With respect to the Benefit Plans, individually and in the aggregate, no event has occurred and, to the Knowledge of Matria or the Seller, there currently exists no condition or set of circumstances, in connection with which Seller could be subject to any liability under ERISA, the Code, or any other applicable statute, order or governmental rule or regulation.

                  (a) Except as noted in the Disclosure Letter, Seller does not sponsor or maintain any Benefit Plan or related trust that is intended to be qualified, respectively, under Section 401(a) and Section 501(a) of the Code.

                  (b) With respect to the Benefit Plans, individually and in the aggregate, all required reports and descriptions have been appropriately filed and distributed.

                  (c) With respect to the Benefit Plans, individually and in the aggregate, there has been no prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code and there has been no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration pending or, to the Knowledge of Matria and the Seller, threatened, and none of Matria or the Seller has any Knowledge of any facts which are reasonably likely to give rise to any such action, suit grievance, arbitration or other claim), except in any case for those which would not have a Material Adverse Effect.

                  (d) Seller has never sponsored or maintained any Benefit Plan subject to the provisions of Title IV of ERISA or been subject to any potential liability under such Title as a result of the sponsorship of any such plan by an "affiliate" as defined in Section 407(d)(7) of ERISA, and Seller has never been obligated to make any contributions to any "multiemployer plan" as defined in
Section 3(37) of ERISA.

                  (e) None of the Benefit Plans includes provisions that would require Purchaser to assume or would impose upon Purchaser any obligation to provide benefits thereunder.

         3.16     Taxes.
                  -----

                  (a) Except as set forth in the Disclosure Letter, with respect to the Assets, Seller has duly and timely filed all tax returns required to be filed by it, and all taxes shown to be due on such tax returns have been paid in full by it. There are no liens for taxes (other than for taxes not yet assessed or due and payable) on any of the Assets and there are no rulings or other agreements executed with any tax authority relating to the Assets that will be binding upon the Purchaser after the Closing. The Seller has previously delivered or made available to Purchaser complete and correct copies of its federal income tax returns for each of the years 1997, 1998 and 1999. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

                  (b) All tax returns filed by the Seller are complete and accurate in all material respects. Except as set forth in the Disclosure Letter, Seller is not currently the beneficiary of any extension of time with which to file any tax return.

                  (c) To the Knowledge of Matria and the Seller, no claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction.

                  (d) Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party who has performed services in connection with the Business.

                  (e) Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

                  (f) Except as set forth in the Disclosure Letter, there is no notice of deficiency, assessment, audit, examination, claim or other dispute concerning any tax liability of the Seller either (i) raised by any governmental entity in writing or (ii) as to which Matria or Seller has any Knowledge based upon any contact with any agent of any governmental entity.

         3.17  Environmental   Matters.  The  operations  of  the  Business  are
currently in compliance with federal and state and local laws, ordinances, regulations and orders relating to the protection of the environment applicable to its operations and business at such facility, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. To Seller's and Matria's Knowledge, Seller has received no written notice from any governmental authority of any material non-compliance with such laws, ordinances, regulations or orders by Seller.

         3.18     Labor Relations.  Except as set forth in the Disclosure
Letter:

                  (a) Seller has paid or made provision for payment of all salaries, wages, and vacation pay accrued through the Closing Date, is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and non-discrimination in employment, and is not engaged in any unfair employment practice;

                  (b) There is no charge pending or, to the Knowledge of the Seller, threatened before any court or agency alleging unlawful discrimination in employment practices or any unfair labor practice by Seller nor, to the Knowledge of the Seller, is there a basis for any such claim;

                    (c) There is no labor strike, dispute,  slowdown or stoppage actually pending or, to the Knowledge of Matria or the Seller, threatened against or involving Seller;

                    (d) There are no collective bargaining agreements binding on
               Seller;

                    (e) No collective bargaining agreement has been requested by any employee representative or labor organization or is currently being negotiated by Seller;

                    (f) Seller has not  experienced  work  stoppage or any other material labor difficulty since its inception; and

                  (g) No employees of Seller are represented by any labor or trade union and to the Knowledge of Seller and Matria, no movement to designate a collective bargaining unit to represent any of the employees of Seller exists or is threatened.

         3.19 Insurance. The Disclosure Letter sets forth a true and complete list, showing company, type and amount of coverage, of all insurance policies for the benefit of the Seller, its employees or third parties which are carried by or cover the Seller. Each such policy is in full force and effect and shall continue to provide coverage to the Business and the Assets through the Closing Date. Seller is not in material default with respect to any provision of any of its insurance policies nor has it failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies which would result in failure to recover under such policies. Seller has materially complied with the insurance requirements of all leases to which it is a party. None of Matria or the Seller has received any actual notice of cancellation or indication of intention not to renew any insurance policy.

         3.20     Certain Contracts.  Except as listed in the Disclosure Letter:
                  -----------------

                  (a) Neither Seller nor Matria has any employment agreement or incentive compensation, profit sharing, stock option, stock appreciation rights, stock purchase, savings, consultant, deferred compensation, retirement, pension or other plans or other benefit arrangements or practices with or for the benefit of any officer, employee or any other person who performs services in connection with the Business, or any consulting agreement or arrangement with any officer, employee, former officer or former employee who performs services in connection with the Business;

                  (b) Other than any agreement listed on Schedule 1.2(f), no officer or director of Seller or any other affiliate of Seller or Matria has any agreement (oral or written) with Seller or any interest in any of the real, personal or Intellectual Property used in or pertaining to the Business;

                  (c) Seller is not a party to or bound by any contract, purchase order or sales order, other than those listed or described in Schedules 1.2(f) or 1.3A hereof, pursuant to which any party thereto is obligated to make payments (not yet made) aggregating more than $10,000 in any 12 month period;

                  (d) All agreements listed on Schedule 1.2(f) and all mortgages and liens to which Seller is a party, or by which any of its assets or properties are bound or affected, are in full force and effect and binding obligations of the parties thereto, and no event or condition has occurred or exists, or to the Knowledge of Matria and the Seller, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with the lapse of time or giving of notice or both might constitute, a material default or a basis for acceleration of any obligation, or other claim of non-performance thereunder or in respect thereof on the part of Seller;

                  (e) Seller is not a party to any agreement and has no policy, program or arrangement (whether or not in writing), providing for severance or termination payments, or payments by Seller in connection with any change in control of Seller; and

                  (f) Seller is not a party or subject to any non-competition agreement, obligation or commitment, or any other agreement, obligation or commitment restricting its ability to do business.

         3.21 Names and Addresses; Compensation. Set forth in the Disclosure Letter is a complete and accurate list of the names and annual compensation of all employees and independent contractor sales representatives of Seller and who are paid $30,000 or more in base salary per annum and/or other cash compensation (the "Key Employees"). Also set forth in the Disclosure Letter is a list of names of employees of QDS and all QDS independent contractor sales representatives. The location of employment records, if any, pertaining to the Key Employees is set forth in the Disclosure Letter. The Disclosure Letter also contains a list of all written agreements and summaries of all existing oral agreements with any consultants and agents of the Seller.

                    3.22 Warranties.  Seller does not make, and has not made any warranties to any person with respect to its services or otherwise.

         3.24 Operation of the Business. During the Interim Period, Matria, as with respect to only the Business, and the Seller have operated the Business in the usual, regular and ordinary course in accordance with past practices and operations, have preserved intact the present organization of the Business, and have used all commercially reasonable efforts to keep available the services of the present officers and employees of the Business and to preserve the Business' goodwill and the Business' relationships with its, customers, suppliers and others having business dealings with it.

         3.25 Full Disclosure. No statement contained in (a) this Agreement, (b) the Disclosure Letter, or (c) any of the Transaction Documents or other writing delivered to Purchaser pursuant to the provisions of any of them, taken as a whole, upon execution and as of the Closing Date contains or will contain any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements therein not misleading.

                         4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants, as of the date hereof and as of the Closing Date, to Matria and QDS as follows:

                         4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authority Relative to this Agreement. Purchaser has the requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with their terms. Purchaser is not subject to or obligated under any provision of (a) its Certificate of Incorporation or Bylaws, (b) any contract to which it is a party or by which it is bound, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or agreement or any encumbrance on any of its assets would be created or suffered by its execution and performance of this Agreement or the other Transaction Documents, except (as to clauses (b), (c) or (d) above) where such breach, violation or right which would not individually, or in the aggregate, prevent or materially delay Purchaser from performing its obligations under this Agreement. Neither the execution of the Transaction Documents nor the consummation of the transactions contemplated herein and therein will require the consent or approval of or registration or filing with any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, other than where the failure to obtain such consents or approvals or to make any such registration or filing would not have individually or in the aggregate a Material Adverse Effect on or prevent or materially delay Purchaser from performing its obligations under this Agreement.

         5.       ADDITIONAL AGREEMENTS.
                  ---------------------

         5.1 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

                         5.2 Operation of the Business. From the date of this Agreement through the Closing Date, except with the prior written consent of Purchaser:

                  (a)  Seller and  Matria  shall  operate  the  Business  in the ordinary course and consistent with past practice and in substantial conformity with all laws, ordinances, regulations, rules or orders, and all leases, commitments and other agreements, and all licenses, permits, and other instruments;

                  (b) Seller and Matria shall use all reasonable commercial efforts to preserve the goodwill and business of the customers, suppliers and others having significant business relations with the Business;

                         (c) Seller and Matria shall not, except in the ordinary
                    course of business and consistent with past practice:

                         (i) enter into any  transaction for or which results in
                    the sale or transfer of control of the Business or any part of it and Seller shall not, directly or indirectly, make, solicit or encourage proposals from, hold discussions with or furnish information to any person concerning the above;

                         (ii) enter into any material  agreement with respect to
                    the Intellectual Property;

                         (iii) sell or transfer  any of the Assets,  except that
                    items may be sold provided such items are replaced with items of equal or greater value;

                         (iv) except to the extent required by applicable law or
                    as required by the terms of any currently effective employment agreement, grant or agree to grant any general increases in the rates of salaries or compensation or bonuses payable to its employees;

                         (v) except to the extent  required by  applicable  law,
                    required by the terms of any currently effective employment agreement, or as otherwise contemplated by this Agreement, hire or terminate the employment of any Key Employee; or

                         (vi) except to the extent required by applicable law or
                    as required by the terms of any currently effective employment agreement, provide for any new pension, retirement or other employment benefits for any of the employees of the Seller or any increase in any existing benefits;

                  (d) Seller and Matria shall not, except in the ordinary course of business consistent with past practice: (i) enter into or renew any material lease, agreement or commitment relating to the Business that, if entered into prior to the date of this Agreement, would have been listed on Schedule 1.2(f) herein or (ii) cause or take any action to allow any agreement listed on such schedule to be assumed by Purchaser pursuant to this Agreement to lapse (other than in accordance with its terms) or to be modified in any materially adverse respect; and

                  (e) Seller shall maintain all of its assets relating to the Business in customary repair, maintenance and condition, except to the extent of normal wear and tear, replace all items of equipment at time intervals, in the ordinary course consistent with past practice, and repair or replace any asset that may be materially damaged or destroyed in the ordinary course consistent with past practice.

         5.3      Employees and Employee Benefits.
                  -------------------------------

                  (a) Matria and Seller shall use all reasonable business efforts to retain the services of the Key Employees through the Closing Date and to assist and support Purchaser in hiring all Key Employees and all other employees of the Seller that Purchaser shall seek to hire as of the Closing Date. Prior to or at the Closing, Purchaser may offer employment to some or all employees of the Seller other than the employees listed on Schedule 5.3 attached hereto, in the Purchaser's sole discretion, upon such terms and conditions as shall be determined by Purchaser in its sole discretion. The Seller will retain all of the Benefit Plans currently maintained by the Seller as of the date of this Agreement, and Purchaser will not assume any obligations under any such plans. Matria and Seller will indemnify, defend and hold harmless Purchaser (and its directors, officers, employees and affiliates) with respect to such Benefit Plans for and against any and all claims, actions, judgments or causes of action based upon or arising out of or otherwise in respect of any such plan. All employees of the Seller hired by Purchaser shall be given full credit for all time worked for the Seller for purposes of determining their participation and vesting under the employee benefit plans and programs of Purchaser applicable to such employees. Unless prohibited by law, the Seller shall provide to Purchaser all personnel records for the employees of the Seller hired by Purchaser, including, without limitation, names, social security numbers, dates of hire, dates of birth, number of hours worked each year, and salary history. Matria and Seller hereby agrees not to employ, directly or indirectly, for a period of 12 months after the Closing Date, any employee of Seller to whom Purchaser has offered employment prior to or on the Closing Date and who decides not to accept employment with Purchaser.

                  (b) Without limiting any of the provisions herein, Purchaser will not assume any of the Benefit Plans, or any rights, duties, obligations or liabilities thereunder, nor shall it become a successor employer or be responsible in any way for Seller's or a common control entity's (as such term is defined under section 4.14(a) or (b) of the Internal Revenue Code of 1986, as such term may be amended from time to time) participation in or obligations or responsibilities with respect to any Benefit Plan, nor shall it be obligated by this Agreement to make any provision with respect to employee benefits after the Closing Date, except as required by this Section 5.3 and by Section 1.4(b). No assets of any Benefit Plan shall be transferred to Purchaser or to any plan of Purchaser. Seller shall, after the Closing Date, comply with the continuation coverage requirements of Section 601 through 609 of ERISA and Section 4980B of the Code with respect to the employees; provided, however, that any such continuing coverage obligations resulting from a qualifying event that occurs after such employees are enrolled in Purchaser's health plan shall be the responsibility of Purchaser.

                  (c) To the extent permitted by law, Purchaser will be permitted reasonable access to records of employees of Seller and Matria prior to Closing for the purpose of setting up Purchaser's benefit plans for such employees.

                  (d) With respect to any persons who received "equity based" incentives calculated based upon the fair market value of shares of WebMD, Inc. (f/k/a Endeavor Technologies, Inc.) (the "WebMD benefits") and who are hired by Purchaser pursuant to Section 5.3 herein, Matria shall provide that solely for the purposes of determining eligibility and the exercise rights of such persons with respect to any such WebMD Benefits, the employment of such persons with Purchaser (or any of its assigns) shall be deemed to be continued employment by Seller. .

         5.4 Further Assurances. Upon the reasonable request of any party to this Agreement, each party agrees to take any and all actions, including, without limitation, the execution of certificates, documents, or instruments necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

         5.5 Bulk Sales Law. As an inducement to Purchaser to waive compliance with the provisions of any applicable bulk sales or transfer laws, Seller hereby agrees that all of its debts, obligations and liabilities which are not expressly assumed by Purchaser under this Agreement will be paid and discharged by Seller as and when they become due and payable in the ordinary course of the Business. Matria and the Seller, jointly and severally, further agree to indemnify and hold Purchaser harmless from any and all liabilities incurred by Purchaser by reason of or arising out of claims made by creditors with respect to any non-compliance with any applicable bulk sales or transfer laws (except to the extent such claims constitute Assumed Liabilities).

         5.6 Corporate Name Changes. On the Closing Date, immediately after the Closing hereof, QDS shall change its corporate name, at Matria's expense, to another name which is not confusingly similar to "Quality Diagnostic Services, Inc.," "QDS" or any similar name. Matria and Seller further agree that after the Closing Date they shall no longer use any of such names without the prior written consent of Purchaser in each instance, except in connection with the collection of accounts receivable and payment of Excluded Liabilities.

         5.7 Operations of QDS. After the Closing, QDS agrees to discontinue any or all businesses or operations, except for (i) the performance of any obligations QDS may have to Purchaser pursuant to and in accordance with the terms of this Agreement or the Transition Services Agreement, including obligations with respect to Excluded Liabilities; and (ii) the collection of accounts receivable of QDS as of the date of the Closing.

         5.8 Notice of Employee's Termination. After the transition of the payroll from Matria and Seller to Purchaser, if Matria so requests in writing and identifies therein the employees of the Seller hired by Purchaser pursuant to this Agreement which have balances in their 401(k) accounts maintained by Seller or Matria as of the Closing Date, Purchaser shall inform Matria of any termination of any such employee's employment with Purchaser within a reasonable period of time after such termination. In addition, with respect to the employees listed on Schedule 5.8 attached hereto, if at any time from the Closing and until December 31, 2001 Matria inquires, Purchaser shall disclose to Matria whether or not such employees are still employed by Purchaser, provided that Matria shall not make such inquiry other than in connection with the WebMD Benefits.

5.9 Further Action. Upon the terms and subject to the conditions of this Agreement, each of Matria and the Seller shall use all commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without derogating from the above, Matria shall cause Seller to take all actions and meet all obligations under this Agreement.

5.10 Additional Financial Information. Matria and QDS shall provide Purchaser, as soon as possible but no later than the Closing Date, the unaudited balance sheet, cash flow and income statement of QDS for the period ending or as of December 31, 2000. In addition, if and to the extent Purchaser shall decide to create audited financials for QDS for any period prior to the Closing, Seller and Matria shall provide any relevant information and, at Purchaser's expense, assist Purchaser in creating such financials.

5.11 Access to Information Prior to Closing. Prior to the Closing Date and to the extent permitted by applicable law, Purchaser and its representatives may make such reasonable investigation of the Assets and the Business as it may reasonably request and Seller and Matria shall give to Purchaser and to its counsel, accountants and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of the Assets, books, commitments, agreements, records, employees, customers, suppliers and files of Seller relating solely to the Business and the Assets.

5.12     Records.
----------------

                  (a) After the Closing Purchaser's management shall have access (to the same extent Seller's management had such access prior to the Closing
Date) to all files and records retained by Matria or Seller, in paper, electronic or any other form, concerning the Assets or the Business, that are necessary to operate the Business after the Closing Date as the Business was operated prior to the Closing Date provided that, such right of access shall terminate upon fulfillment of Seller's obligations under Section 5.12(b) below.

(b) On or prior to Closing, Purchaser shall deliver to Seller a description of all information retained by Seller or Matria and that is required by Purchaser in order to operate the Business after the Closing Date as the Business was operated prior to the Closing Date, and the format in which Purchaser requests to receive such information. Within 30 days of the Closing, Seller shall deliver to Purchaser such requested information in the requested format.

5.13     Access to Information After Closing.
--------------------------------------------

(a) At any time after the Closing Date Seller and Matria shall give to Purchaser and to its counsel, accountants and other representatives reasonable access during normal business hours and upon reasonable notice to all books, commitments, agreements, records and files of Seller retained by Seller and/or Matria relating to the Business and the Assets.

(b) At any time after the Closing Date Purchaser shall give to Matria and Seller and to its counsel, accountants and other representatives reasonable access during normal business hours and upon reasonable notice to all books, commitments, agreements, records and files of QDS assigned or transferred to Purchaser and relating to the operation of Seller before the Closing and after the Closing as described in Section 5.7 herein.

5.14 Supplemental Notices. Matria and Seller shall promptly notify Purchaser in writing of, and furnish any information that Purchaser may reasonably request with respect to any claim, litigation, proceeding or governmental investigation threatened or asserted by or against Seller relating to the Business or the Assets or any material development with respect to any such claim, litigation, proceeding or investigation or any other material event affecting the Business. Each party shall notify the other party in writing of any event or condition that would cause any of the conditions to such party's obligation to consummate the transaction not to be fulfilled or that would have been required to have been disclosed to the other party under this Agreement if such event or situation would have occurred or existed prior to the execution of this Agreement.

5.15 Sales and Transfer Taxes. Seller shall be responsible for paying any and all state and local sales and use taxes payable in connection with the sale of the Assets and any stamp or transfer taxes in connection with the transactions contemplated herein.

5.16 Collection of Receivables. From and after the Closing Date, each party shall inform of and transfer to the other party any amounts received by such party and that such party believes represent payments due to the other party for services provided by the other party.

5.17 Referrals; Communications. From the date of the Closing, Matria or Seller will promptly refer to Purchaser any clients, suppliers or any other person who may contact Seller with respect to the Business by person, telephone, faxes, e-mails, Seller's Web site or otherwise and send to Purchaser any assets, enrollment forms or any other materials or communications received from customers or users of any of the Assets or otherwise in connection with the
Business (other than with respect to any Excluded Assets or Excluded Liabilities). In addition, to the extent Seller's telephone and facsimile numbers are not assignable to Purchaser, Matria and Seller shall allow Purchaser exclusive use of such telephone and facsimile numbers (and Purchaser shall reimburse Seller for such use) for as long as Purchaser remains in the premises in which Seller has operated the Business prior to Closing.

5.18 Telemed Technologies International. Notwithstanding any other provision of this Agreement but subject to Section 7 and the last sentence of 7.4(c) herein, neither Matria nor Seller shall have any liability to Purchaser based on any repudiation or termination by Telemed of the Telemed Agreement or by Telemed's non-performance thereunder; nor shall any such repudiation, termination or non-performance, or any actual or threatened litigation with Telemed, constitute a failure of a condition to Purchaser's obligation to consummate the purchase of the Assets or provide a basis for any adjustment to the Purchase Price.

         6.       Conditions Precedent to Closing.
                  -------------------------------

         6.1 Conditions Precedent to the Obligations of Purchaser. Purchaser's obligation to consummate the purchase of the Assets under this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Purchaser):

                  (a) each representation and warranty of Seller and Matria contained in this Agreement, the breach of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, shall be true at and as of the time of the Closing with the same effect as though such representation and warranty had been made again at and as of that time (except for changes contemplated by this Agreement, and except for any representation and warranty made as of a specific date, which shall be true as of such date);

                  (b) Seller and Matria shall have performed and complied in all material respects with each obligation, covenant and condition required by this Agreement to be performed or complied with by each of them prior to or at the Closing;

                  (c) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement, and there shall not be any judicial, administrative or arbitral actions, claims, suits investigations, proceedings or governmental proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser, preventing the consummation of the transactions contemplated by this Agreement;

                  (d) there shall have been no change in the condition (financial or otherwise) or results of operations of the Business since the date of this Agreement that would reasonably be expected to have a Material Adverse Effect;

                  (e) Purchaser shall have been furnished with certificates of executive officers of each of Seller and Matria, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, certifying as to the fulfillment of the conditions set forth in clauses (a) and (b); and

                         (f)  Purchaser   shall  have  received  all  government
                    approvals    required   to   consummate   the   transactions
                    contemplated by this Agreement; and

                  (g) Seller and Matria shall have received all necessary approvals, waivers and consents under the Credit Agreement, dated as of January 19, 1999 among Matria Healthcare, Inc., certain lenders named therein and First Union National Bank, as administrative agent (the "Credit Agreement"), in order for Seller to consummate the transactions contemplated by this Agreement, and the lenders thereunder shall have released their lien on the Assets and executed such UCC-3 termination statements or other documents necessary to evidence such release.

         6.2 Conditions Precedent to the Obligations of Seller. Seller's obligation to consummate the sale of the Assets under this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller):

                  (a) each representation and warranty of Purchaser contained in this Agreement shall be true at and as of the time of the Closing, with the same effect as though such representation and warranty had been made again at and as of that time (except for changes contemplated by this Agreement, and except for any representation and warranty made as of a specific date, which shall be true as of such date);

                  (b) Purchaser shall have performed and complied in all material respects with each obligation, covenant and condition required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing;

                  (c) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement, and there shall not be any judicial, administrative or arbitral actions, claims, suits investigations, proceedings or governmental proceeding pending or, to the Knowledge of Seller or Matria, threatened against Seller or Matria, preventing the consummation of the transactions contemplated by this Agreement;

                  (d) Seller shall have been furnished with a certificate of an executive officer of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of the conditions set forth in clauses (a) and (b);

                  (e) Seller shall have received all necessary approvals, waivers and consents under the Credit Agreement in order for Seller to consummate the transactions contemplated by this Agreement, and the lenders thereunder shall have released their lien on the Assets and executed such UCC-3 termination statements or other documents necessary to evidence such release; and

                         (f)  Seller  shall  have   received  all   governmental
                    approvals    required   to   consummate   the   transactions
                    contemplated by this Agreement.

         7.       INDEMNIFICATION.

         7.1 Survival of Representations and Warranties. The representations and warranties contained in Articles 3 and 4 of this Agreement shall survive the Closing for a period of 18 months; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.12, 3.13 and 3.16 hereto shall survive the Closing until the expiration of the applicable statute of limitations therefor.

         7.2 Indemnification by Matria and the Seller. Subject to the provisions of this Article 7, Matria and the Seller, jointly and severally, agree to indemnify and hold harmless Purchaser and its parents, subsidiaries and affiliates and their respective stockholders, officers, directors, agents and employees from and against any and all claims, damages, losses and expenses made against, sustained or incurred by any such party (whether as a result of third party claims, demands, suits, causes of action, proceedings, investigations, judgments, liabilities, or other otherwise) including, without limitation, costs of investigation and defense, court costs and reasonable attorneys fees (all of the foregoing being hereinafter referred to collectively as "Losses"), with respect to or arising out of (a) any breach of any representation or warranty of Matria or Seller contained herein or in any of the Transaction Documents, including, without limitation the representation and warranty included in
Section 8.1 herein; (b) any breach of any covenant or agreement of Matria or Seller contained herein or in any of the Transaction Documents; (c) any Excluded Liabilities (including, without limitation, any liability that Purchaser incurs under any applicable bulk sales or transfer law, any doctrine of de facto merger or successor liability, or otherwise by operation of law); and (d) the failure to obtain any required consents in connection with the SubLease Agreements and the sublease of the relevant premises therein.

         7.3 Indemnification by Purchaser. Purchaser hereby agrees to indemnify, defend and hold harmless each of Matria and QDS and their respective stockholders, officers, directors, affiliates, agents and employees from and against any and all Losses incurred or sustained by any of them with respect to or arising out of (a) any breach of any representation, warranty, covenant or agreement of Purchaser contained herein or in any of the Transaction Documents, including, without limitation the representation and warranty included in
Section 8.1 herein; and (b) any Assumed Liability.

         7.4      Limitation on Liability.
                  -----------------------

                  (a) Notwithstanding anything else contained herein to the contrary, but subject to Section 7.4(c) hereof, no party hereto shall be entitled to indemnification under the provisions of this Article 7, unless and until the aggregate amount of all Losses for which such party is entitled to indemnification under this Article 7 exceeds $200,000, in which event all Losses shall be recoverable (the "Indemnity Threshold").

                  (b) Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of the Seller and Matria on the one hand and Purchaser on the other hand pursuant to this Article 7 shall be an amount equal to $12,000,000 (the "Indemnity Cap").

                  (c) Notwithstanding anything contained herein to the contrary, the following items shall not be subject to the Indemnity Threshold or the Indemnity Cap and the indemnity provided in Section 7.2 or Section 7.3, as the case may be, with respect to such items shall not be limited in any way: (i) the Lawsuits; (ii) any Excluded Liabilities (including, without limitation, any liability that Purchaser incurs under any applicable bulk sales or transfer law, any doctrine of de facto merger or successor liability, or otherwise by operation of law) or Assumed Liabilities; (iii) any Purchaser's Adjustment, as provided for in Section 1.8 hereof; and (iv) the failure to obtain any required consents in connection with the SubLease Agreements and the sublease of the relevant premises therein. In addition and notwithstanding anything herein to the contrary (including, without limitation Section 5.18) the Telemed Liabilities shall not be subject to the Indemnity Cap or the Indemnity Threshold.

         7.5      Administration of Third Party Claims.
                  ------------------------------------

                  (a) Whenever any claim shall arise for indemnification under this Article 7, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the other party or parties obligated to provide indemnification under this Agreement (each an "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a person who is not a party to this Agreement (a "Third Party Claim"), such notice shall also specify, if known, the amount or a good faith estimate of the amount of the Losses arising therefrom and shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession. Failure to give prompt or accurate notice shall not relieve the Indemnifying Party of its obligation to indemnify except to the extent that the Indemnifying Party is actually prejudiced by the delay in giving notice.

                  (b) The Indemnified Party shall not settle or compromise or voluntarily enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any such claim or proceeding except in accordance with this Section 7.5. With respect to any Third Party Claim, if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any Losses that may result from such Third Party Claim, the Indemnifying Party shall undertake the defense thereof by representatives of its own choosing reasonably satisfactory to the Indemnified Party. The Indemnified Party or any other Party shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing at its own expense. Assuming they have received reasonably adequate advance notice of a covered claim, in the event the Indemnifying Party, within 15 days of receiving notice of any Third Party Claim, fails to assume the defense as described in Section 7.5(a) above, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, the Indemnifying Party, at the expense and risk of the Indemnifying Party.

         8.       GENERAL PROVISIONS.
                  ------------------

         8.1 Brokers. Each of Matria and the Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Matria and the Seller, that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

         8.2      Notices.
                  -------

         All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed, postage prepaid, or otherwise delivered by hand or by a nationally recognized overnight courier, addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

         If to Matria or Seller:        Matria Healthcare, Inc.
                                        1850 Parkway Place
                                        12th Floor
                                        Marietta, Georgia 30067
                                        Attention: General Counsel
                                        Facsimile: 770.767.7769

         with a copy to:                Troutman Sanders LLP
         (which shall not               600 Peachtree Street, N.E.
         constitute notice)             Suite 5200
                                        Atlanta, Georgia 30308-2216
                                        Attention: James L. Smith, III, Esq.
                                        Facsimile: 404.962.6566

         If to Purchaser:               Card Guard Technologies, Inc.
                                        10221 Wateridge Circle
                                        San Diego, CA 92121-1579
                                        Attention: President
                                        Facsimile: 858.458.6266

         with a copy to:                Proskauer Rose LLP
         (which shall not               1585 Broadway
         constitute notice)             New York, NY 10036-8299
                                        Attention:  Jeffrey A. Horwitz, Esq.
                                        Facsimile: 212.969.2900

         All such notices and communications shall be effective when delivered by hand, or, in the case of mail, upon receipt of such mail, or, in the case of facsimile transmission, upon receipt of confirmation of delivery at the sender's fax machine.

         8.3 Entire Agreement. This Agreement, including the Transaction Documents and all Exhibits and Schedules hereto and thereto and the Disclosure Letter (all of which are incorporated herein by this reference) contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto and supersedes any previous or contemporaneous agreements, schedules, understandings, documents, negotiations and discussions, whether oral or written relating to that subject matter.

         8.4 Waiver; Amendment. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon any party hereto unless confirmed in writing. No waiver by any party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except by a writing executed by all parties hereto.

         8.5 Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

         8.6 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law. The parties hereto irrevocably and exclusively submit to the jurisdiction of the courts of the state of Delaware and the federal courts of the United States located in Delaware, and any appellate court from any thereof, with respect to any suit, action or proceeding pertaining to this Agreement.

         8.7 Assignment. No party hereto may assign this Agreement, in whole or in part, without the prior written consent of the other parties hereto, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. Provided, however, that Purchaser may assign this Agreement, in whole or in part, to an affiliate of Purchaser, without the consent of the other parties hereto, in which case Purchaser shall nonetheless remain liable for the performance of all of its obligations hereunder.

          8.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.9 Cumulative Remedies. All rights and remedies of each party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         8.10 Headings. The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

         8.11 Reference with Agreement. Numbered or lettered articles, sections, paragraphs, subsections, Schedules and Exhibits herein contained refer to articles, sections, paragraphs, subsections, Schedules and Exhibits of this Agreement unless otherwise expressly stated. The words "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Agreement and all Exhibits and Schedules and all amendments to any of them unless the context shall clearly indicate or require otherwise.

         8.12 Interpretation. This Agreement shall not be construed more strictly against any party hereto regardless of which party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by all parties hereto.

         8.13 Definition of Knowledge. Any reference in this Agreement or in any certificate delivered pursuant hereto to a party's "Knowledge" (whether to "the best of" such party's knowledge or other similar expressions relating to the knowledge or awareness of any party) shall include all matters which any of such party's officers or directors actually knew or should have known acting in their capacity as an officer or director of such party.

         8.14 No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing else in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

8.15 Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party

8.16 Publicity. No party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without the prior written consent of the other, except that each party may make such disclosures to the public or to governmental agencies as are required by applicable Federal or state laws or by the rules of any self regulated body to which such party is subject. The parties shall cooperate as to the timing and contents of any such press release or public announcement.



         IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  their  duly
authorized representatives to execute this Agreement under seal as of the Closing Date, to be effective as of the Closing Date.

                             MATRIA HEALTHCARE, INC.


                             By:-----------------------------------------------
                             Title:--------------------------------------------


                             QUALITY DIAGNOSTIC SERVICES, INC.


                             By:-----------------------------------------------
                             Title:--------------------------------------------


                             CARD GUARD TECHNOLOGIES, INC.

                              By:----------------------------------------------
                              Title:-------------------------------------------